Exhibit 99.1

Sorrento Expands its Executive Management Team with

Appointment of Dr. Jeffrey Su as Chief Operating Officer to Lead

its in-house Bioprocess and Manufacturing Operations

SAN DIEGO, October 19, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a clinical-stage oncology company developing new treatments for cancer and associated pain, announced today the addition of Jeffrey Su, Ph.D., as Executive Vice President and Chief Operating Officer. Dr. Su will be responsible for all manufacturing operations at Sorrento, including the analytical and process development laboratories, the newly constructed cGMP manufacturing facility, and all required quality systems.

“I am delighted that Dr. Su will join our management team. His appointment is a key addition to meet the needs of our current corporate growth and expansion of our business and pipeline programs. Dr. Su is a highly experienced executive with a proven track record of productivity and accomplishments in biological product development and manufacturing,” said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento. “He adds significant expertise in all areas of biological therapeutics development and manufacturing as well as in-depth knowledge of cGMP compliance requirements and the biologics regulatory environment. With our recent acquisition of four biosimilar/biobetter monoclonal antibodies and our internal antibody programs on track to enter clinical stage next year, Dr. Su will be a key stakeholder in these development processes. He will also lead the development efforts for all other immunotherapy products, including cellular therapies and chemically-modified proteins, such as antibody-drug conjugates, bispecific antibodies, as well as cell-internalizing antibodies and peptides.”

Prior to joining Sorrento, Dr. Su was Chief Scientific and Development Officer at Cytovance Biologics Inc., a leading contract development and manufacturing company. He has successfully managed development projects involving partners in the US, Asia, Canada and Europe. Dr. Su has more than 23 years of experience in the Pharmaceutical and Biotech industry, including positions of increasing responsibility at Sanofi Pasteur, Femta Biopharmaceutical, Cancervax Corp., The Dow Chemical Company, Tanox Inc., and Human Genome Science Inc. Dr. Su holds a Ph.D. in Chemistry from Carleton University, Canada, and a Master of Science degree in Chemistry from Nankai University, China.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage biopharmaceutical company developing new treatments for cancer and associated pain and inflammation and autoimmune diseases. Sorrento recently licensed multiple late-stage biosimilar and biobetter antibodies for oncology and inflammation diseases for the US, European and Japanese markets. Sorrento recently sold the rights to Cynviloq™, which successfully completed the TRIBECA™ study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy NANTiBody, LLC, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., now renamed as NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell, LLC to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells. In August 2015, Sorrento entered into an exclusive licensing agreement to develop and commercialize 4 biosimilar or biobetter antibodies from Mabtech Limited, a holding company for premier antibody development and manufacturing companies in China. Also in August 2015, TNK Therapeutics, a subsidiary of Sorrento, acquired multiple preclinical and clinical stage chimeric antigen receptor (CAR)-T immunotherapy programs as well as underlying CAR-T technology through the acquisition of two privately-held biotechnology companies. The CAR-T programs focus on targeting solid tumors as well as infectious diseases. In September 2015, Sorrento Therapeutics and City Of Hope announced the formation of a joint venture company, LA Cell, and the exclusive licensing by LA Cell of technology pioneered at City of Hope to develop first-in-class immunotherapies against intracellular targets (“cell internalizing antibodies”).

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the aforementioned cell penetrating technology and combinations of the cell penetrating technology with Sorrento’s antibody library; LA Cell’s business and technology prospects; chimeric antigen receptor (CAR) T cell programs; potential combination therapies, Sorrento’s expectations for adoptive cellular immunotherapies, Sorrento’s collaborations with NantKwest, NantCell, NantPharma, and NantBioScience, and the development of adoptive immunotherapies and the biosimilar/biobetter programs; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, G-MAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE Sorrento Therapeutics, Inc.

© 2015 Sorrento Therapeutics